Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
          We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-28597, 333-38855, 333-67457, 333-93427, 333-48730, 333-52158, 333-86140, 333-103789, 333-115015, 333-124513, 333-146770 and 333-159516) of Rambus Inc. of our report dated February 26, 2009 except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the changes in accounting for certain convertible debt instruments discussed in Note 2A, as to which the date is June 22, 2009, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 8-K.
/s/ PricewaterhouseCoopers LLP
San Jose, California
June 22, 2009